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Press Release	FOR IMMEDIATE RELEASE

BPI Energy Proved Reserves Increase 43% to 14.7 Bcf at July 31, 2006
Cleveland, OH—September 21, 2006— BPI Energy (BPI), the operating subsidiary of BPI Energy Holdings, Inc. (Amex: BPG), an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, today announced proved reserves of 14.7 Bcf for the fiscal year ended July 31, 2006. This represents a 43 percent increase from the previous year-end. The proved reserves, all located in the Company’s Southern Illinois Basin Project, are 100 percent natural gas and 32 percent proved developed producing, 29 percent proved developed non-producing and 39 percent proved undeveloped. The pre-tax present value of the proved reserves, discounted at 10 percent, is $35.4 million using the July 31 Henry Hub spot gas price of $8.05 per million British thermal units (MMBtu) of natural gas, adjusted for geographic and quality differences. The proved reserve evaluation conforms to the Securities and Exchange Commission Regulation S-X, Rule 4-10 (a).
BPI’s proved reserves reside on acreage representing less than two percent of its net acreage position. With approximately 500,000 net acres under lease, the Company reports probable reserves of 3.2 Bcf and possible reserves of 749.4 Bcf for total proved, probable and possible (3P) reserves of 767.3 Bcf. The Securities and Exchange Commission does not recognize possible and probable reserves. The probable and possible components of reserves are comprised of 538.7 Bcf of possible reserves located in the Company’s Northern Illinois Basin Project, 209.2 Bcf of possible reserves located in the Company’s Western Illinois Basin Project, and 1.5 Bcf of probable reserves located in the Company’s Southern Basin Project. The reserve report was prepared by the independent reservoir engineering firm Schlumberger Data & Consulting Services.
President and Chief Executive Officer James G. Azlein commented, “We have made a lot of progress in the last year with 60 wells drilled and 49 of those placed on production. Our production increased more than 600 percent year-over-year, but we are still just beginning to tap the potential of our acreage. All of our production and proved reserves come from our Southern Basin Project while our 10-well pilot program in our Northern Basin Project is just beginning to show positive results. Our Western Illinois Basin Project is in the very early stages of development with three test wells underway there this year. We have grown our acreage position approximately 80,000 acres during the year, but equally important, we have expanded our staff with the addition of Jim Craddock as our senior vice president of operations and an experienced technical team that he has put together since his arrival. We now have the assets and the people in place to accelerate the development of our significant acreage position.”
BPI also announced today the additions of Bradford O. Sutton and Kelly A. Sutton to its Engineering staff. Brad Sutton joins BPI from Energen Resources where he focused on CBM and tight gas development in the San Juan Basin. Prior to joining Energen, Brad was a production engineer at Burlington Resources. During his career, he has worked on CBM development in the San Juan and Powder River Basins and conventional gas and tertiary oil development in the Permian Basin. Brad received his Bachelor of Science in Petroleum Engineering from the University of Alabama in 1997.
Kelly Sutton also joins BPI from Energen Resources where she served as a reservoir/acquisitions engineer. While at Energen, Kelly evaluated CBM properties in the Powder River, San Juan and Black Warrior Basins, oil properties in the Permian Basin and tight gas properties in East Texas and Northern Louisiana. Prior to Energen, Kelly served in various reservoir and production engineering positions with

Burlington Resources and Phillips Petroleum. Kelly received her Bachelor of Science in Chemical Engineering from the University of Alabama in 1999.
Operations Update
At BPI’s Northern Basin Project, all 10 pilot wells are producing on beam pump. The wells are currently producing water into the water-gathering system where it is disposed of through underground injection. The average daily water production rate is more than 100 barrels per well. Five of the 10 wells are currently producing modest amounts of gas. The Company will continue to monitor the pilot wells to determine if the installation of a gas-gathering system is feasible.
“We are pleased with the early results at the North Basin pilot,” said James E. Craddock, BPI’s senior vice president of operations. “The wells have been on just over a month and early indications of gas production are encouraging.”
Additionally, BPI has recovered core samples from three of five planned 2006 test wells strategically located to evaluate CBM potential on undeveloped acreage in its Northern and Western Illinois Basin leasehold. Cores have been recovered in Washington, Perry, and Macoupin Counties. Cores from Christian and Clinton Counties will be acquired in the next two weeks. BPI utilized wireline core retrieval technology on these test wells. Core recovery times averaged about 12 minutes minimizing the “lost gas” that desorbs from the coal before it can be placed in pressurized canisters for gas-content analysis. Full laboratory coal desorption analysis, which requires two to three months, is ongoing. The coals recovered from the three completed pilot tests were acquired at depths ranging from 185 feet to 614 feet. Each well has several potentially productive coal seams, with the Herrin formation, at five to eight feet, being the thickest.
About BPI Energy
BPI Energy (BPI) is an independent energy company engaged in the exploration, production and commercial sale of coalbed methane (CBM) in the Illinois Basin, which covers approximately 60,000 square miles in Illinois, southwestern Indiana and northwestern Kentucky. The company currently controls the dominant CBM acreage position in the Illinois Basin at approximately 500,000 acres.
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Forward-Looking Statements and Cautionary Statements
We caution you that the U.S. Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to discuss only proved reserve estimates that are supported by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The SEC’s rules prohibit us from including “probable reserves” and possible reserves” in filings with the SEC. Please also be cautioned that the SEC views such “probable” and “possible” reserve estimates as inherently unreliable and misleading to a reader unless the reader is an expert in the oil and gas industry. If you choose to read the reserve report, you are urged to read the entire report, including the definitions of the various categories of our reserve estimates.
The estimates of our natural gas reserves and future net revenues from the reserves are based upon analyses that rely upon various assumptions as to natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Any significant variance in these assumptions could materially affect the estimated quantity of our reserve estimates. As a result, the estimates of our natural gas reserves are inherently imprecise. Actual future production, natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas reserves may vary substantially from the estimates contained in the reserve report. In addition, the estimates of our natural gas reserves may be subject to downward or upward revision based upon production history, results of future exploration and development, prevailing natural gas prices, mechanical difficulties, governmental regulation and other factors, many of which are beyond our control. We undertake no duty to update this information at any time in the future. We also undertake no duty to make public similar reports that we may receive in the future.
Any information contained in our reserve report regarding estimated future net revenues and values does not represent fair market value of any properties or rights discussed in the report. In addition, the estimates of reserves and future net revenue for individual properties may not reflect the same confidence level as estimates of reserves and future net revenue for all properties, due to the effects of aggregation.
CONTACT:
BPI Investor Relations
Clear Perspective Group, LLC
Matthew J. Dennis, CFA
Sr. Managing Director
(440) 353-0552
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